CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Advisor Managed Portfolios relating to the financial statements and financial highlights of Soundwatch Hedged Equity ETF (formerly a series of Trust for Advised Portfolios), a series of shares of beneficial interest in Advisor Managed Portfolios. Such financial statements and financial highlights appear in the October 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP
BBD, LLP
Philadelphia, Pennsylvania
February 27, 2024